EXHIBIT 99.1

Nate’s Food Co. Announces It has Begun Discussions For Grocery Placement of Nate’s Pancakes For Up to 4.5 Million Cans per year

Los Angeles, California, October 20, 2014 – Nate’s Food Co, Inc. (OTC: NHMD) announced today that it has begun discussions to have Nate’s Pancakes sold in grocery stores. Nate’s Pancakes make ready-to-use, pre-mixed pancake and waffle batter delivered in a pressurized can. Our pre-made batter makes light and airy pancakes or waffles that are fun for the entire family to make together, and are a great way to start your day.

Nate’s Pancakes was created by Nate Steck who also created Batter Blaster which was sold in over 13,000 stores and grossed over $40 Million in sales. These stores included Safeway, Walmart and Costco. Initially, the idea was to start selling product through our website to increase interest in Nate’s Pancakes for grocery placement. However, we have already been approached about grocery placement for the product. To maximize exposure of the brand and marketing expenses, discussions have included a desire to have additional flavors and products (i.e. cake mix, brownie mix and cookie mix) reside under a larger umbrella brand, Nate’s Homemade, and this would include our flagship pancake and waffle batter.

Batter Blaster was the 5th largest brand in dollar sales out of 39 brands within the pancake dry mix category with only 1 product and was the 3rd largest dollar product in pancake mix at Safeway out of a total of 149 product. By adding flavors Batter Blaster could have nearly tripled its total points of distribution to over 30,000. By adding additional products the total points of distribution could exceed 50,000 for Nate’s Pancakes.

In order to facilitate grocery placement, the Company will have to forgo the launch of the internet sales. The Company’s current manufacturing capacity will have to be used to develop the new flavors and products and to provide product for testing by the stores. The process involved with grocery placement is: (1) hire a food broker, (2) meet with buyers, (3) samples supplied to buyer, (4) set up pricing, (5) delivery dates established (typically 1 to 3 months), and (6) begin with a rollout with a region of the stores before full deployment.

It is anticipated that any order from a major grocery chain (i.e. WalMart, Costco, Target, Kroger) would be for 70,000 – 90,000 cans per week per chain (or 3.6 Million to 4.7 Million on yearly bases). We currently have the ability increase our capacity to make 10-12 Million cans a year. Our goal is to have Nate’s producing and selling its capacity within the 12 months.

About Nate’s Food Co.

Nate’s Pancakes are a ready-to-use, pre-mixed pancake and waffle batter delivered in a pressurized can. Our pre-made batter makes light and airy pancakes or waffles that are fun for the entire family to make together, and are a great way to start your day. With no preparation and no clean-up, we’ve made making breakfast easier for your busy mornings.

Notice Regarding Forward-Looking Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual and interim reports.

Contacts:
Nate’s Food Co.
Nate Steck
(661) 418-7842
info@crra.info